By Electronic Delivery to: rt@healthcaretriangle.com; rcarmel@cmfllp.com

December 29, 2022

Mr. Thyagarajan Ramachandran

Chief Financial Officer

Healthcare Triangle, Inc.

7901 Stoneridge Dr., Suite 220

Pleasanton, CA 94588

Re:	Healthcare Triangle, Inc. (the “Company”) Nasdaq Symbol: HCTI

Dear Mr. Ramachandran:

As you are aware, due to the resignations of Mr. Jeffrey S. Mathiesen, Mr. John Leo and Ms. April Bjornstad from the Company’s board, audit committee and compensation committee, the Company no longer complies with Nasdaq’s independent director, audit committee and compensation committee requirements as set forth in Listing Rule 5605.1

Normally under our Rules, a company has 45 calendar days to submit a plan to regain compliance. However, Staff has determined to shorten the response time for the Company to submit its plan pursuant to our discretionary authority set forth in Listing Rule 5101.2 If your plan is accepted, we can grant an extension of up to 180 calendar days from the date of this letter to evidence compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an extension. In addition, please provide any relevant documentation to support your plan, including but not limited to biographical information related to potential candidates, if any, being considered for appointment to the Board of Directors, the audit committee, and the compensation committee.

Please email the Company’s compliance plan to wayne.bush@nasdaq.com no later than January 27, 2023. Once the plan is reviewed, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision before a Hearings Panel.3

1 Form 8-K filed with the Securities and Exchange Commission on December 23, 2022.

2 Listing Rule 5101 states, in part, that “Nasdaq, therefore, in addition to applying the enumerated criteria set forth in the Rule 5000 Series, has broad discretionary authority over the initial and continued listing of securities in Nasdaq in order to maintain the quality of and public confidence in its market, to prevent fraudulent and manipulative acts and practices, to promote just and equitable principles of trade, and to protect investors and the public interest. Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq.”

3 See Listing Rule 5815.

1

Mr. Thyagarajan Ramachandran

December 29, 2022

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliant status will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please contact me at +1 301 978 8034.

Sincerely,

W. Wayne Bush, CFA Director

Nasdaq Listing Qualifications

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

6 Listing IM-5810-1.

2

NASDAQ ONLINE RESOURCES

All of our listing information and forms are available electronically on the Listing Center. In addition to facilitating electronic submission of forms, you can also use the Listing Center to access Nasdaq’s Reference Library containing hundreds of frequently asked questions and Governance Clearinghouse containing the latest updates on corporate governance and listing standards.

To help you navigate the deficiency process, we have provided links to some our most viewed resource materials.

•	Board Composition and Committee Requirements
•	Governance Clearinghouse
•	Hearings Process
•	How to Transfer to Nasdaq Capital Market
•	Information about Application of Shareholder Approval Rules
•	Initial Listing Process
•	Listing Fees
•	Listing of Additional Shares Process
•	MarketWatch Electronic Disclosure Submissions
•	Nasdaq Listing Rules: Initial and Continued Listing
•	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions